Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gasco Energy, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-153154, 333-128547, 333-121039, and 333-114496) on Form S-3 and (Nos. 333-122716, 333-116014, and 333-105974) on Form S-8 of Gasco Energy, Inc. of our reports dated March 2, 2011, with respect to the consolidated balance sheets of Gasco Energy, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Gasco Energy, Inc.

/s/ KPMG LLP

Denver, Colorado

March 2, 2011